Exhibit 19.1

BLUEPRINT MEDICINES CORPORATION

STATEMENT OF COMPANY POLICY ON INSIDER TRADING AND DISCLOSURE

A.	OVERVIEW

Blueprint Medicines Corporation (together with its subsidiaries, the “Company”) designed this Insider Trading Policy (the “Insider Trading Policy”) to  prevent the misuse of material nonpublic information and promote compliance by all Company directors, officers and employees with federal, state, and foreign securities laws that prohibit insider trading (as defined below). There are severe consequences associated with violations of insider trading laws. It is your obligation to review, understand and comply with this Insider Trading Policy.

Effective as of the effective date hereof, this Insider Trading Policy supersedes and replaces in its entirety any previous Statement of Company Policy on Insider Trading and Disclosure.

B.	POLICY

It is generally prohibited for any director, officer or employee of the Company to trade in the securities of the Company while in the possession of material nonpublic information about the Company.  It is also generally prohibited for any director, officer or employee of the Company to disclose material nonpublic information about the Company to others who may trade on the basis of that information.  These prohibited activities are commonly referred to as “insider trading.” Insider trading can result in criminal prosecution, jail time, significant fines and public embarrassment for you and the Company.

1.	Scope

This Insider Trading Policy is applicable globally regardless of location or nationality, and applies to the Company’s directors, officers and employees, and continues to apply following the termination of any such individual’s service to or employment with the Company until any material nonpublic information possessed by such individual has become public or is no longer material.

All members of the Board of Directors and certain designated officers and employees also must comply with the Company’s Special Trading Procedures for Insiders (the “Trading Procedures”), which supplement and shall be deemed a part of this Insider Trading Policy.  Generally, the Trading Procedures establish trading windows outside of which the persons covered by the Trading Procedures will be restricted from trading in the Company’s securities and require the pre-clearance of all transactions in the Company’s securities by such persons.  You will be notified if you are required to comply with the Company’s Trading Procedures, which can be found attached hereto in Appendix A.

The same restrictions under this Insider Trading Policy that apply to you also apply to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):

•

your spouse, child, parent, significant other or other family member, in each case, living in the same household; your children or your spouse’s children who do not reside in the same household as you but who are financially dependent on you; any of your other family members who do not reside in your household but whose transactions are directed by you; and any other individual over whose account you control and to whose financial support you materially contribute (materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill);

•

all trusts, family partnerships and other types of entities formed for the benefit of the Insider or the Insider’s family members over which the Insider has the ability to influence or direct investment decisions concerning securities;

•	all persons who execute trades on behalf of the Insider; and
•

all investment funds, trusts, retirement plans, partnerships, corporations and other entity over which you have the ability to influence or direct investment decisions concerning securities provided, however, that the restrictions under this Insider Trading Policy do not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has represented to the Company that its affiliated entities:  (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with securities laws; and (c) are aware the securities laws prohibit any person or entity who has material nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

You are responsible for ensuring compliance with this Insider Trading Policy by all such Affiliated Persons. This Insider Trading Policy does not, however, apply to personal securities transactions of family members where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your family member.

Company Assistance. If you have any concerns about whether you are in possession of material nonpublic information or if you are in a sensitive position within the Company, you should contact the Company’s Chief Legal Officer or his or her designee (the “Policy Administrator”) or another designated member of the Legal team at preclearance@blueprintmedicines.com before you buy or sell Company securities. This will help ensure that even employees unaware of a particular piece of information do not give the appearance of improperly trading Company stock. Any person who has a question about this Insider Trading Policy or its application to any proposed transaction may obtain additional guidance from the Company’s Policy Administrator or another designated member of the Legal team.

2.	Prohibited Activities

When you know or are in possession of material nonpublic information about the Company, you generally are prohibited from the following activities:

●	trading in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made in compliance with a pre-approved Rule 10b5-1 Plan;
●	having others trade for you in the Company’s securities;
●	giving trading advice of any kind about the Company except that you should, when appropriate, advise others not to trade if doing so might violate the law or this Insider Trading Policy;

•

disclosing any material nonpublic information about the Company to anyone else who might then trade or recommending to anyone that they purchase or sell the Company’s securities when you are aware of material nonpublic information (these practices are known as “tipping”). This includes, but is not limited to, persons within the Company whose jobs do not require them to have that information; and

•	assisting anyone engaged in the above activities.
3.	Trading Windows

Under this Insider Trading Policy, the Company may also establish trading windows or impose event-specific trading blackout periods (which could be Company-wide or only affect certain individuals) whereby you could be restricted from trading in the Company’s securities, which restrictions could also extend to Company-wide participation in any Company employee stock purchase plan.  If the Company elects to establish trading windows or impose a trading blackout period that is applicable to you, you will be notified of such restrictions as well as the nature of such restrictions.

There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Insider Trading Policy should exercise good judgment at all times. Even when the Company trading window is open, or if you have not been explicitly designated as a person who is prohibited from trading due to an event-specific blackout period, you may still be prohibited from engaging in transactions involving the Company’s securities if you possess Insider Information, are subject to a special trading restriction, or are otherwise restricted under this Insider Trading Policy.

4.	Prohibition on Trading in Securities of Other Companies

This Insider Trading Policy’s prohibitions against insider trading and tipping also apply to trading in securities of other companies, including the Company’s distributors, vendors, customers, collaborators, partners, suppliers and other enterprises with which we are working (such as when negotiating an acquisition, investment or other transaction that could be material to the other company).   Whenever, during the course of your service to or employment by the Company, you become aware of material nonpublic information about another company, including any confidential information that is reasonably likely to affect the market price of that company’s securities (for example, discussions of licensing a product or acquiring that other company), neither you nor your Affiliated Persons may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others or engage in any other action to take advantage of that information.

If your work regularly involves handling or discussing confidential information of one of our distributors, vendors, customers, collaborators, partners or suppliers you should consult with the Policy Administrator before trading in any of that company’s securities.

C.	EXCEPTIONS

Exercise of Stock Options for Cash. The trading prohibitions and restrictions set forth in this Insider Trading Policy do not apply to an exercise of an employee stock option when payment of the exercise price is made in cash.  They do apply, however, to the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures.  Moreover, the trading prohibitions and restrictions set forth in this Insider Trading Policy, including the Trading Procedures contained herein, apply to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Tax Withholding on Restricted Stock/Units.  The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of shares of stock issued upon vesting of restricted stock or upon settlement of restricted stock units to satisfy tax withholding obligations if (a) withholding is required by the applicable stock plan or award agreement or (b) the election to exercise the tax withholding right was made by the Insider in compliance with the Trading Procedures.

Employee Stock Purchase Plan.  In addition, the trading prohibitions and restrictions set forth in this Insider Trading Policy do not apply to  periodic wage withholding contributions by the Company or an employee of the Company, in either case, which are used to purchase the Company’s securities pursuant to the employee’s advance instructions (not entered into or modified while the employee is in possession of material nonpublic information) under any employee stock purchase plan.  However, elections to participate in (or modifications to elections) as well as any cash contributions to such plan (other than through periodic wage withholding) and any sale of securities acquired under such plan are subject to the prohibitions and restrictions set forth in this Insider Trading Policy.  In addition, the Company has the right to impose a Company-wide trading blackout period that could restrict all participation in any employee stock purchase plan.

Transactions Not Involving a Purchase or Sale. Transactions that involve merely a change in the form in which you own securities are permitted during a period when you are aware of material nonpublic information or during a trading blackout period. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.

D.	PENALTIES

Both the U.S. Securities and Exchange Commission (the “SEC”) and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading.  The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously.  The SEC’s authority to initiate insider trading investigations includes the ability to obtain the Company’s employee records, to access individual’s bank accounts and phone records, to obtain broker’s records, etc. An SEC investigation can be triggered through a variety of actions, including by an individual’s unusual trading activity, trading volume, the timing of trades that coincide with important company changes, or simply an anonymous tip to the SEC. For example, insider trading cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The penalties for violating insider trading or tipping rules can be severe and include:

•	forfeiting any profit gained or loss avoided by the trading;
•

payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;

•	payment of criminal penalties of up to $5,000,000;
•	payment of civil penalties of up to three times the profit made or loss avoided; and
•	imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines of $2,000,000 or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination.

The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated.  The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law.  It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

E.	MEANING OF MATERIAL NONPUBLIC INFORMATION

This Insider Trading Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.”

What is “Material” Information?

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or potential investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company.  In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities.  Both positive and negative information may be material.  While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

•	projections of future earnings or losses, or other earnings guidance;
•	information related to decisions by regulatory authorities regarding the Company’s product candidates;
•	results of clinical trials, collaborations, licenses or matters related to the status of clinical trials (e.g. enrollment), including the timing of such announcements;
•	earnings or revenue that are inconsistent with the consensus expectations of the investment community;
•	potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•	pending or proposed mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•	changes in management or the Board of Directors;
•	actual or threatened litigation or governmental investigations or major developments in such matters;
•	developments regarding product candidates, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
•	changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;
•	potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and
•	bankruptcies or receiverships.

The SEC has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.

What is “Nonpublic” Information?

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally.  To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access.  Before a person who possesses material nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed.  For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the second full trading day following the Company’s public release of the information.

For example, if the Company announces material information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday.  However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Friday.

F.VIOLATIONS

If you violate this Insider Trading Policy or any federal, state or foreign securities laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you must report the violation immediately to the Policy Administrator.  However, if the conduct in question involves the Policy Administrator, if you have reported such conduct to such person and do not believe that he or she has dealt with it properly, or if you do not feel that you can discuss the matter with the Policy Administrator, you may raise the matter with the Company’s Chief Executive Officer.

Reporting Violations. If you suspect any violations of this Insider Trading Policy, you can also contact the BlueCares hotline. The BlueCares hotline, which is operated by EthicsPoints – a third-party provider, allows all employees to anonymously ask a question or report a concern. The BlueCares hotline is safe, secure and confidential – however, it should be noted that while a reporter’s identity cannot be determined by submitting a report, we cannot guarantee confidentiality or anonymity as the nature of the report details may reveal the identities of those involved.

How to contact the BlueCares hotline:

•	Call 1-844-857-5642 or
•	Visit Blueprintmedicines.ethicspoint.com

G.RELATED POLICIES

The Company also has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These policies include procedures regarding identifying, marking and safeguarding confidential information and employee confidentiality agreements, including the Company’s Code of Business Conduct and Ethics and Communications Policy, which are both available on Blink. You should comply with these policies at all times.

H.MODIFICATIONS TO THIS POLICY

The Company may at any time change this Insider Trading Policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of Company information. Notice of any such change will be posted on Blink and delivered to you by electronic mail (or other delivery option used by the Company) by the Company. You will be deemed to have received, be bound by and agree to revisions of this Insider Trading Policy when such revisions have been delivered to you, unless you object to any revision in a written statement received by the Policy Administrator within two (2) business days of such delivery.

*****

Your failure to observe this Insider Trading Policy could lead to significant legal problems, including fines and/or imprisonment, and could have other serious consequences, including the termination of your employment or service relationship with the Company.

ADOPTED:	December 5, 2015
AMENDED & RESTATED:	November 30, 2022 and February 13, 2024
EFFECTIVE:	February 13, 2024

APPENDIX A

BLUEPRINT MEDICINES CORPORATION

SPECIAL TRADING PROCEDURES FOR INSIDERS

To comply with federal and state securities laws governing insider trading, Blueprint Medicines Corporation (the “Company”) has adopted these Special Trading Procedures for Insiders (“Trading Procedures”) as an addendum to the Company’s Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”). These Trading Procedures are in addition to and supplement the Company’s Insider Trading Policy, which is distributed to all directors, officers and employees of the Company.

Effective as of the effective date hereof, these Trading Procedures supersede and replace in their entirety any previous Special Trading Procedures for Insiders.

A.SCOPE

These Trading Procedures regulate securities trades by all directors and executive officers1 of the Company and certain designated employees of the Company who in the ordinary course of the performance of their duties have access to material nonpublic information regarding the Company (collectively, these persons are referred to as “Insiders”). These Trading Procedures also apply to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):

•

an Insider’s spouse, child, parent, significant other or other family member, in each case, living in the same household; an Insider’s children or spouse’s children who do not reside in the same household as the Insider but are financially dependent on the Insider; any of the Insider’s other family members who do not reside in the Insider’s household but whose transactions are directed by the Insider; and any other individual over whose account the Insider has control and to whose financial support the Insider materially contributes (materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill);

•

all trusts, family partnerships and other types of entities formed for the benefit of the Insider or the Insider’s family members over which the Insider has the ability to influence or direct investment decisions concerning securities;

•all persons who execute trades on behalf of the Insider; and

•

all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which the Insider has the ability to influence or direct investment decisions concerning securities; provided, however, that these Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an mutual fund, investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable

1	The term “executive officers” refers to those officers subject to Section 16 of the Securities Exchange Act of 1934, as amended.

securities laws and the Insider has included such entity on the Insider’s signed acknowledgment in the attached form.

Insiders are responsible for ensuring compliance with these Trading Procedures and the Insider Trading Policy by all of their Affiliated Persons. Unless the context otherwise requires, references to “Insiders” in these Trading Procedures refer collectively to Insiders and their Affiliated Persons.

These Trading Procedures apply to any and all transactions in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

The special trading restrictions set forth in these Trading Procedures continue to apply to Insiders following the termination of any such Insider’s service to or employment with the Company until any material nonpublic information possessed by such Insider has become public or is no longer material. In addition, if the Company’s trading window is closed or you are subject to a special trading restriction under the Insider Trading Policy or these Trading Procedures at the time you cease to be affiliated with the Company you are expected to abide by the applicable trading restrictions until at least the end of the applicable trading restriction.

B.SPECIAL TRADING RESTRICTIONS APPLICABLE TO INSIDERS

Please see the Insider Trading Policy for a description of prohibited activities applicable to all directors, executive officers, and employees of the Company, including Insiders. In particular, no Insider may trade in any type of securities of the Company if such Insider is in possession of material nonpublic information about the Company, unless the trade has been effected in compliance with a pre-approved Rule 10b5-1 Plan (as discussed below). This prohibition applies even if such Insider receives pre-clearance and the transaction would occur during a trading window in accordance with these Trading Procedures.

Please see the Insider Trading Policy for a discussion of what constitutes “insider trading” as well as “material” and “nonpublic” information. Any Insiders who are unsure whether the information that they possess is material or nonpublic should consult the Policy Administrator identified below for guidance.

In addition to the restrictions on trading in Company securities set forth in the Insider Trading Policy, Insiders are subject to the following special trading restrictions:

1.All Trades Must be Pre-Cleared by the Policy Administrator

No Insider may trade in Company securities unless the trade has been approved in advance by the Chief Legal Officer or his or her designee (the “Policy Administrator”) or another designated member of the Legal team at preclearance@blueprintmedicines.com. The Policy Administrator will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth in Section C below. The Policy Administrator may not approve his or her own trades; the Policy Administrator may consult with the Company’s officers and/or outside legal counsel and will receive approval for their own trades from the Company’s Chief Legal Officer, Chief Financial Officer or Chief Executive Officer. If you are unable to contact the Policy Administrator, or if you do not feel you can discuss the matter with the Policy Administrator, you may contact the Company’s Chief Executive Officer, who shall be the alternate

Policy Administrator (the Policy Administrator and the alternate Policy Administrator are collectively referred to herein as the “Policy Administrator”).

2.No Trading During Special Blackout Periods

There are times when the Company or certain members of its board of directors or senior management, support staff or other specified employees may be aware of a material, nonpublic event or development involving the Company. Although an Insider may not know the specifics of such development, if an Insider engages in a trade before such event or development is disclosed to the public or resolved, such Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by an Insider during such a period could result in adverse publicity for the Company.

Therefore, Insiders may not trade in Company securities if they are notified by the Policy Administrator that the trading window is closed and an event-specific trading blackout period has been imposed because of the existence of a material, nonpublic event or development. Such trading blackout period could also extend to an Insider’s participation in any Company employee stock purchase plan. The Policy Administrator will subsequently notify the Insiders once the material, nonpublic event or development is disclosed to the public or resolved and that, as a result, the trading window is again open. While the Policy Administrator will undertake reasonable efforts to notify Insiders that material, nonpublic events or developments exist, or are soon likely to exist, it is each Insider’s individual duty to ensure that they do not make any trade in Company securities when material nonpublic information exists, regardless of whether such Insider is aware of such event or development.

3.No Short Sales

No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).

4.No Purchases or Sales of Derivative Securities or Hedging Transactions

No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities or engage in hedging transactions of any type involving Company securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time. Such hedging transactions may permit you to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as the Company’s other shareholders.

5.No Company Securities Subject to Margin Calls / No Pledges

No Insider may hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan, because a margin sale or foreclosure sale may occur at a time you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities. Securities held in a margin account as collateral for a margin loan might be sold by the broker without your consent if you fail to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan might be sold in foreclosure if you default on the loan.

6.Gifts Subject to Same Restrictions as All Other Securities Trades

No Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Insider is not permitted to trade.

7.Placing Orders with Brokers

When placing an open order with a broker you should inform the broker that you are subject to these Trading Procedures to assure that all open orders are cancelled prior to the closure of any trading window. Exercise caution when placing open orders, such as limit orders or particularly where the order is likely to remain outstanding for an extended period of time, except in accordance with an approved Rule 10b5-1 Plan (as discussed below). Open orders may result in the execution of a trade at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Adobe securities, which may result in inadvertent insider trading violations, Section 16 violations (for officers and directors), violations of the Insider Trading Policy and these Trading Procedures, and unfavorable publicity for you and the Company.

C.PRE-CLEARANCE PROCEDURES

1.Procedures. No Insider may trade in Company securities until:

•

The Insider has notified the Policy Administrator of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to these Trading Procedures as Attachment A. In order to provide adequate time for the preparation of any required reports under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a Stock Transaction Request form should, if practicable, be received by the Policy Administrator at least two (2) business days prior to the intended trade date;

•	The Insider has certified to the Policy Administrator in writing prior to the proposed trade(s) that the Insider is not in possession of material nonpublic information concerning the Company;

•

The Insider has informed the Policy Administrator whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six (6) months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and the Policy Administrator or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally- signed electronic mail; and

•	The Policy Administrator has approved the trade(s) and has certified their approval in writing (which may be by email).

The Policy Administrator does not assume the responsibility for, and approval from the Policy Administrator does not protect the Insider from, the consequences of prohibited insider trading.

2.Additional Information. Insiders shall provide to the Policy Administrator any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Policy Administrator.

3.No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Policy Administrator to approve any trade requested by an Insider. The Policy Administrator may reject any trading request at his or her sole discretion.

From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the Policy Administrator may determine not to approve any transactions in the Company’s securities. If an Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Policy Administrator may reject the trading request without disclosing the reason.

4.Completion of Trades. After receiving written clearance to engage in a trade signed by the Policy Administrator, an Insider must complete the proposed trade within two (2) business days or make a new trading request.

5.Post-Trade Reporting. Any transactions in the Company’s securities by an Insider (including transactions effected pursuant to a Rule 10b5-1 Plan (as defined below)) must be reported to the Policy Administrator by completing the “Confirmation of Transaction” section of the Stock Transaction Request form attached to these Trading Procedures on the same day in which such a transaction occurs. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

Each report an Insider makes to the Policy Administrator should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Insider’s broker send) duplicate confirmations of trades to the Policy Administrator if such information is received by the Policy Administrator on or before the required date. This requirement is in addition to any required notification that the Company receives from the broker who completes the trade.

D.EXEMPTIONS

1.Pre-Approved Rule 10b5-1 Plan. Transactions effected pursuant to a pre-approved Rule 10b5-1 plan will not be subject to the Company’s trading windows, blackout periods or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material nonpublic information. If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan must:

•	satisfy the requirements of Rule 10b5-1;

•	be documented in writing;

•	be established during a trading window when such Insider does not possess material nonpublic information; and

•	be pre-approved by the Policy Administrator.

Any deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to the Policy Administrator.

The Policy Administrator may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1. The Policy Administrator may consult with the Company’s legal counsel before approving a Rule 10b5-1 Plan. If the Policy Administrator does not approve an Insider’s Rule 10b5-1 Plan, such Insider must adhere to the pre-clearance procedures and trading windows set forth above until such time as a Rule 10b5-1 Plan is approved.

Any modification of an Insider’s prior Rule 10b5-1 Plan requires pre-approval by the Policy Administrator. A modification must occur during a trading window and while such Insider is not aware of material nonpublic information.

The Policy Administrator may not approve his or her own Rule 10b5-1 Plan or any modification thereto; the Policy Administrator may consult with the Company’s officers and/or outside legal counsel and will receive approval for their own Rule 10b5-1 Plan or any modification thereto from the Company’s Chief Legal Officer, Chief Financial Officer or Chief Executive Officer.

2.Employee Benefit Plans

Exercise of Stock Options. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of these Trading Procedures and the Insider Trading Policy. Moreover, these Trading Procedures apply to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with these Trading Procedures.

Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to periodic wage withholding contributions by the Company or an Insider in any Company employee stock purchase plan, in either case, which are used to purchase the Company’s securities pursuant to the Insider’s advance instructions (not entered into or modified while the Insider is in possession of material nonpublic information) under any employee stock purchase plan. However, elections to participate in (or modifications to elections) as well as any cash contributions to such plan (other than through periodic wage withholding) and any sale of securities acquired under such plan are subject to the prohibitions and restrictions of these Trading Procedures. In addition, the Company has the right to impose a Company-wide trading blackout period that could restrict all participation in any employee stock purchase plan.

Transactions Not Involving a Purchase or Sale. Transactions that involve merely a change in the form in which you own Company securities are permitted during a period when you are aware of material nonpublic information or during a trading blackout period. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.

E.WAIVERS

A waiver of any provision of these Trading Procedures in a specific instance may be authorized in writing by the Audit Committee, and any such waiver shall be reported to the Company’s Board of Directors. Provided, however, that the prohibition on the purchase or sale of derivative securities, hedging transactions and the pledging of Company securities as described in Sections B.4. and B.5. are strictly prohibited and not subject to waiver.

F.ACKNOWLEDGMENT

In addition to the Company’s Insider Trading Policy, these Trading Procedures will be delivered to all current Insiders and to all new Insiders at the start of their employment or relationship with the Company. Upon first receiving a copy of these Trading Procedures, each Insider must acknowledge that he or she has received a copy and agrees to comply with the terms of these Trading Procedures and the Insider Trading Policy. The attached acknowledgment must be completed and submitted to the Company within ten (10) days of receipt.

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy or these Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

Insiders will be required upon the Company’s request to re-acknowledge and agree to comply with these Trading Procedures and the Insider Trading Policy (including any amendments or modifications). For such purpose, an Insider will be deemed to have received, acknowledged and agreed to comply with these Trading Procedures and the Insider Trading Policy when copies of such policies have been delivered to the Insider by regular or electronic mail (or other delivery option used by the Company) by the Policy Administrator or his or her designee, unless the Insider objects in a written statement received by the Policy Administrator within two (2) business days of such delivery.

Failure to observe these Trading Procedures and the Insider Trading Policy could lead to significant legal problems, and could have other serious consequences, including termination of employment. Questions regarding these Trading Procedures or the Insider Trading Policy are encouraged and may be directed to the Policy Administrator.

ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) and the Special Trading Procedures for Insiders (the “Trading Procedures”) of Blueprint Medicines Corporation (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures by all of my “Affiliated Persons.” I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy or the Trading Procedures, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy or the Trading Procedures.

I hereby designate the following investment funds and partnerships as entities for which the Trading Procedures shall not apply:

 .

I hereby represent to the Company that such entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

Date:	Signature:

Name:

Title:

ATTACHMENT A

STOCK TRANSACTION REQUEST FORM

Pursuant to Blueprint Medicines Corporation’s Special Trading Procedures for Insiders (the “Trading Procedures”), I hereby notify Blueprint Medicines Corporation (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION

Insider’s Name:

INTENT TO PURCHASE
Number of shares:
Intended trade date:
Means of acquiring shares:	☐	Acquisition through employee benefit plan (please specify):

	☐	Purchase through a broker on the open market

	☐	Other (please specify):

INTENT TO SELL
Number of shares:
Intended trade date:
Means of selling shares:	☒	Sale through employee benefit plan (please specify):

	☐	Sale through a broker on the open market

	☐	Other (please specify):

CERTIFICATION

I hereby certify that (1) I am not in possession of any material nonpublic information concerning the Company, as defined in the Company’s Statement of Company Policy on Insider Trading and Disclosure, (2) to the best of my knowledge, the proposed trade(s) listed above does not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 under the Securities Act of 1933, as amended, and (3) I am not purchasing any securities of the Company on margin in contravention of the Company’s Trading Procedures.  I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination.

Insider’s Signature	Date

AUTHORIZED APPROVAL

Signature of Policy Administrator (or designee)	Date

CONFIRMATION OF TRANSACTION I hereby confirm that the transaction(s) requested above was (were) executed as follows:
☐	Purchase of shares: Number of shares:*	Average price per share:	Date and approximate time of purchase:
☐	Sale of shares: Number of shares:*	Average price per share:	Date and approximate time of sale:

	Insider’s Signature		Date

*NOTE: Multiple lots must be listed separately.